Exhibit 99.2

Levi	1155 Battery Street, San Francisco, CA 94111
Strauss
& Co.
News

For Immediate Release	Media Contact: Jeff Beckman
Levi Strauss & Co.
(415) 501-1689
LEVI STRAUSS & CO. ELECTS MARTIN COLES TO ITS BOARD
SAN FRANCISCO (February 10, 2009) — Levi Strauss & Co. (LS&CO.) today announced the election of Martin Coles, president of Starbucks Coffee International, to its board of directors, effective February 5, 2009.
“Martin is a seasoned operations and marketing executive who brings 32 years of leadership experience from some of the world’s most recognized consumer products companies,” said LS&CO. chairman T. Gary Rogers. “His perspectives on international growth and retail development will add tremendous value to our strategic board discussions.”
Coles, 53, has held senior executive positions in international operations and general management for a variety of global consumer brands. Prior to Starbucks, he served as president and CEO of Reebok International. Coles’ extensive brand-building career also includes executive positions with Nike, Inc.; Gateway, Inc.; PepsiCo, Inc.; and Procter & Gamble Company. Coles earned his B.S. at the University of Wales, Swansea, in 1977.
“I am thrilled to join the Levi Strauss & Co. board,” said Coles. “I have a deep affinity for iconic global brands, and Levi’s® is one of the most famous and successful brands in history. I look forward to contributing my experience in international marketing, operations and retail to help build on the company’s tremendous legacy.”
Levi Strauss & Co. is one of the world’s largest brand-name apparel marketers with 2008 sales of $4.4 billion. The company manufactures and markets branded jeans and casual apparel under the Levi’s®, Dockers® and Signature by Levi Strauss & Co.™ brands.
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